Exhibit 99.1

FOR IMMEDIATE RELEASE

August 9, 2021

Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 612.286.3814

Media: Randi Berris (randi.berris@huntington.com), 614.331.4643

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES PRICING OF

$500 MILLION OF 2.487% FIXED-TO-FIXED RATE SUBORDINATED NOTES

COLUMBUS, Ohio – Huntington Bancshares Incorporated today announced the pricing of its previously announced private offering of $500 million principal amount of fixed-to-fixed rate subordinated notes due 2036 (the “Notes”). The Notes were priced at 100% of the aggregate principal amount with a coupon of 2.487%. Huntington intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, supporting asset growth of its subsidiaries.

The Notes are being offered in a private offering to persons reasonably believed to be qualified institutional buyers in the U.S. pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. The Notes initially will not be registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the U.S. without registration or an applicable exemption from the registration requirements. Huntington will enter into a registration rights agreement with respect to the Notes. Completion of the offering is subject to market and other conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Huntington

Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $175 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle-market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,200 branches in 12 states, with certain businesses operating in extended geographies.

This press release contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. Please carefully review and consider the various disclosures made in this document and in our other reports filed with the SEC for more information about the risks and other factors that may affect our business, results of operations, financial condition or prospects.

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